Exhibit 10.66

PERSONAL AND CONFIDENTIAL

September 13, 2012

Mr. Wayne Shurts

[address]

[address]

Dear Wayne:

It is my pleasure to offer you employment with Sysco Corporation, serving as Executive Vice President, Chief Technology Officer, based in Houston, TX, reporting to me.  I am confident that you will help lead our company with integrity and assist in the growth and prosperity required to sustain our distinct position as the industry leader.  Outlined below you will find the details of our offer:

•	Your annual base salary will be $575,000 or $23,958.33 semi-monthly.
•	Effective on your hire date, you will become a participant in the Sysco Management Incentive Plan (MIP).
•

You will receive a one-time sign-on bonus of $150,000, less applicable withholding for taxes, within 30 days of your hire date.   In the event you voluntarily resign or are terminated for cause within the first year after your hire date, you agree to repay the full amount of the bonus within thirty (30) days of your termination date.

•

You will receive an additional sign-on bonus of $150,000, less applicable withholding for taxes, on your first anniversary of employment with Sysco.   In the event you voluntarily resign or are terminated for cause within the following year after payment,  you agree to repay the full amount of the bonus within thirty (30) days of your termination date

•

In November 2012, Sysco’s executive management team will recommend that the Compensation Committee of the Board grant you a one-time sign-on Restricted Stock Unit grant (3 year annual vesting) with a value of $500,000.

•

You will be eligible for a bonus as an MIP Participant with actual payment based on your annual base salary, the Company’s financial performance and your individual performance.  Your target bonus will be 100% of your base pay.    Eligibility for the bonus is contingent upon your continued employment with Sysco through the end of the fiscal year.  For FY2013, your bonus, if earned, will be prorated for the number of weeks during the fiscal year that you were employed by Sysco.

•

In November 2012 in conjunction with our long-term incentive compensation program, Sysco’s executive management team will recommend that the Compensation Committee of the Board grant you long term incentive awards representing 325% of your annual base salary as follows:

o	50% Stock Options – 5 year annual vesting
o	25% Cash Performance Units (CPUs) – based on 3 year performance

Mr.  Wayne Shurts

September 13, 2012

o	25% Restricted Stock Units (RSUs) – 3 year annual vesting

•	As an MIP participant, you will also be eligible to participate in the following significant executive benefit programs:
o	A Disability Income Plan that will provide you with benefits in case of personal disability.
o	Additional group life and accidental death and dismemberment benefits that will be in effect for you as a member of the Plan.
•

Our Sysco retirement programs are currently under confidential review.    We are committed to providing competitive retirement benefits.   As a corporate Executive Vice President, you will participate in the company’s ERISA-qualified and executive retirement savings programs.

•	You will be eligible for full benefits with medical, dental and vision insurance effective the first day of the month following two full months of employment with Sysco.
•

Sysco will reimburse you for temporary housing and certain other expenses incurred in moving in accordance with the terms and conditions of Sysco’s Executive Vice President Relocation policy.  A summary of this program is attached hereto.

•

As an Executive Vice President of Sysco Corporate, you will be required to comply with the Stock Ownership Requirements as set forth in the Corporate Governance Guidelines.   Assuming that your hire date is effective as of October 15, 2012, you will be required to own no less than 60,000 shares of Sysco Corporation stock by October 15, 2017.  During that five year period, you will be expected to retain 25% of the net shares acquired upon exercise of stock options and 25% of net shares acquired pursuant to vested RSU grants until your holdings meet or exceed the ownership requirements.

•

Notwithstanding the foregoing, if your employment with Sysco is terminated for any reason other than death, disability, a change of control of Sysco, an involuntary termination without cause, or a voluntary termination with good reason, within one year following the reimbursement of any such moving or rental expenses, then you will be required to pay back to Sysco the amount of any such reimbursement (plus the amount of any tax gross up paid on such amounts).  For this purpose “good reason” means (1) your demotion to a lesser position than the position in which you are serving prior to such demotion, (2) the assignment to you of duties materially inconsistent with your position or a material reduction of your duties, responsibilities or authority, in either case without your prior written consent, or (3) any reduction in your annual base salary without your prior consent unless other vice presidents suffer a proportionate reduction in their base salaries.

This offer is contingent upon final Board of Directors approval and successful completion of the pre-employment drug and background check process.  Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation.  Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.

Wayne, we are very pleased to extend this offer to become a part of the Sysco family.  Your start date is to be determined.  Please confirm your acceptance of this offer by signing in the designated space provided below.

Mr.  Wayne Shurts

September 13, 2012

Welcome to Sysco!

Sincerely,

/s/ Manuel A. Fernandez

Manuel A. Fernandez

Executive Chairman

                                                                        Agreed and Accepted:

                                                                        /s/ Wayne Shurts

                                                                        ________________________________________

Attachment:  Sysco Corporation Executive Vice President US Domestic Relocation Policy

c:            Connie Brooks, Director of Executive Benefits

            Bill DeLaney, Chief Executive Officer and President

            Russell T. Libby, Senior Vice President, General Counsel and Corporate Secretary

            Paul T. Moskowitz, Senior Vice President, Human Resources

            Gene Sims, Director, Executive Compensation

            Mark Wisnoski, Vice President, Total Rewards